Exhibit 10.20

AMENDMENT

TO

EMPLOYMENT AGREEMENT

This is an Amendment to the Employment Agreement originally effective January 1, 1996 between Almost Family, Inc. (f/k/a Caretenders Health Corp.) (the "Corporation") and William B. Yarmuth (the "Employee"), which Amendment shall be effective January 1, 2009.

Recital

A.    Corporation and Employee entered into an employment agreement dated January 1, 1996 (the "Employment Agreement") providing for the employment of the Employee by the Corporation for a period and upon the other terms and conditions therein stated.

B.        Corporation and Employee now mutually desire to amend the Employment Agreement to ensure that it complies with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the final Treasury Regulations promulgated thereunder.

C.        The parties intend that except as expressly amended by this Amendment to the Employment Agreement, the Employment Agreement shall remain in full force and effect. Further, this Amendment shall form a part of the Employment Agreement for all purposes and the Employment Agreement and this Amendment shall be read together.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the sufficiency of which is specifically acknowledged by the Corporation and the Employee, it is agreed as follows:

Amendment

1.	The first sentence of Section 6 is amended to read as follows:

The Corporation shall reimburse the Employee for all expenses reasonably incurred by him in connection with the performance of his duties hereunder, within a reasonable time after submission of a complete reimbursement request, but no later than the last day of the Employee’s taxable year following the taxable year in which the expense is incurred.

2.	Section 8(a) is amended to add the following to the end thereof:

Provided that, for purposes of the timing of payments triggered by the Employee’s termination of employment under this Section 8(a), due to Disability under Section 8(b), or following a Change in Control under Section 8(c), the termination of employment shall not be considered to have occurred until the date the Employee has a "Termination of Employment" under Code Section 409A, which shall occur on the date the Employee and the Corporation reasonably anticipate that (i) Employee will not perform any further services for the Corporation or any other entity considered a single employer with the Corporation under Section 414(b) or (c) of the Internal Revenue Code (but substituting 50% for 80% in the application thereof) (the "Employer Group"), or (ii) the level of bona fide services Employee will perform for the Employer Group after that date will permanently decrease to less than 20% of the average level of bona fide services performed over the previous 36 months (or if shorter over the duration of service). For this purpose, service performed as an employee or as an independent contractor is counted, except that service as a member of the board of directors of an Employer Group entity is not counted unless termination benefits under this Employment Agreement are aggregated with benefits under any other Employer Group plan or agreement in which Employee also participates as a director. Employee will not be treated as having a termination of his or her employment while he or she is on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six months or, if longer, the period during which Employee has a reemployment right under statute or contract. If a bona fide leave of absence extends beyond six months, Employee's employment will be considered to terminate on the first day after the end of such six month period, or on the day after Employee's statutory or contractual reemployment right lapses, if later. The Corporation will determine when Employee's Termination of Employment occurs based on all relevant facts and circumstances, in accordance with Treasury Regulation Section 1.409A-1(h).

3.	The last sentence of Section 8(b) is amended to read as follows:

Such amount shall be paid to the Employee (his estate in the event of his death) within 90 days following the date of Employee's death or the date of the Employee's Termination of Employment due to Disability.

4.	Section 9(c) is amended to add the following sentence at the end thereof:

Any Gross-Up Payment shall be made by no later than the end of the Employee's taxable year after the Employee's taxable year in which the Employee remits the related taxes.

5.	The Agreement is amended to add the following new Section 17 to the end thereof:

17.

Six Month Delay.          Notwithstanding anything herein to the contrary, if the Employee is a "specified employee" within the meaning of Treasury Regulation Section 1.409A-1(i) (or any successor thereto) on his or her Termination of Employment, any severance payment that is in excess of the amount that qualifies as separation pay under Treasury Regulation Section

1.409A-1(b)(9) or as short-term deferral pay, shall not begin to be paid until six months after his or her Termination of Employment, and at that time, he or she will receive in one lump sum payment all of the severance payment that would have been paid to him or her during the first six months following his or her Termination of Employment. The Corporation shall determine, consistent with any guidance issued under Code Section 409A, the portion of severance payments that are required to be delayed, if any.

6.	The Agreement is amended to add the following new Section 18 to the end thereof:

18.      409A Compliance.      The Corporation and the Employee agree and confirm that this Employment Agreement is intended by both parties to provide for compensation that is exempt from Code Section 409A as separation pay (up to the Code Section 409A limit) or as a short-term deferral, and to be compliant with Code Section 409A with respect to additional severance compensation and bonus compensation. This Agreement shall be interpreted, construed, and administered in accordance with this agreed intent, provided that the Corporation does not promise or warrant any tax treatment of compensation hereunder. This Agreement shall not be amended or terminated in a manner that would accelerate or delay payment of severance pay or bonus pay except as permitted under Treasury Regulations under Code Section 409A.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement as of the Effective Date but actually on the date(s) stated below.

ALMOST FAMILY, INC.

By	/s/ C. Steven Guenthner

C. Steven Guenthner, Secretary/Treasurer

Date:	12/16/08

EMPLOYEE

By	/s/ William B. Yarmuth
William B. Yarmuth

Date:	12/19/09